EXHIBIT 5.1
                                                                     ___________



                [LETTERHEAD OF GRAY CARY WARE & FREIDENRICH LLP]
           4365 Executive Drive, Suite 1100, San Diego, CA 92121-2189
             Phone: 858-677-1400 Fax: 858-677-1477 www.graycary.com


October 21, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

As legal counsel for Anacomp, Inc., an Indiana corporation (the "Company"), we are rendering this opinion in connection with the registration under the Securities Act of 1933, as amended, of up to 50,000 shares of the Class A Common Stock, $0.01 par value, of the Company which may be issued pursuant to the Anacomp, Inc. 2003 Outside Director Compensation Plan (the "Plan").

We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We are admitted to practice only in the State of California and we express no opinion concerning any law other than the law of the State of California, the corporation laws of the State of Indiana and the federal law of the United States. As to matters of Indiana Corporation law, we have based our opinion solely upon our examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations. We have not obtained opinions of counsel licensed to practice in jurisdictions other than the State of California.

Based on such examination, we are of the opinion that the 50,000 shares of Class A Common Stock which may be issued upon the grant of stock awards or deferred stock pursuant to the Plan are duly authorized shares of the Company's Class A Common Stock, and, when issued against receipt of the consideration therefor in accordance with the provisions of the Plan, will be validly issued, fully paid and nonassessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement.

Respectfully submitted,


GRAY CARY WARE & FREIDENRICH LLP